NEWS RELEASE

800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
Todd Meyers	Max Kuniansky
Manager, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6650	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: tmeyer1@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Appeals Court Rules in Favor of Allegheny Energy in Merrill Lynch Case

GREENSBURG, Pa., August 31, 2007 – Allegheny Energy, Inc. (NYSE: AYE) today announced that a federal appeals court has issued a ruling in its litigation with Merrill Lynch & Co., Inc.

“We are very pleased with today’s ruling, which reinstates our claims against Merrill Lynch for fraud and breach of warranty,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy, Inc. “We look forward to pursuing our case against Merrill Lynch in a new trial.”

The appellate court decision relates to a dispute regarding Allegheny’s purchase of Merrill’s Global Energy Markets trading business in 2001. Allegheny gave Merrill a minority equity interest in Allegheny Energy Supply, LLC, a subsidiary of Allegheny Energy, as partial payment for Global Energy Markets. The purchase agreement provided that Merrill could require Allegheny to repurchase the equity under certain conditions. Merrill brought the original action to enforce the purchase. Allegheny then filed an action against Merrill, alleging fraudulent inducement and breach of warranties in the purchase agreement.

In 2005, a federal district court issued summary judgment in the case, ruling that Allegheny was required to pay Merrill Lynch $115 million, plus interest, for the repurchase of Merrill’s equity interest. After a trial, the court found against Allegheny on its fraudulent inducement and breach of warranty counterclaims. Allegheny then appealed, and was not required to make any payment to Merrill while the appeal was pending.

Today’s federal appeals court ruling:

•	Reverses the award to Merrill Lynch,
•	Reverses the dismissal of Allegheny’s counterclaims for fraudulent inducement and breach of warranty, and
•	Remands the case back to the district court for reconsideration of both parties’ claims in light of the proper legal standards.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and delivers low-cost, reliable electric service to over 1.5 million customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: rate regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; capacity purchase commitments; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: plant performance and unplanned outages; changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in customer switching behavior and their resulting effects on existing and future load requirements; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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